Exhibit 5.1

October 30, 2026

Rapport Therapeutics, Inc.

99 High Street, Suite 2100

Boston, MA 02110

Re:	Securities Registered under Registration Statement on Form S-3ASR

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-294170) (as amended or supplemented, the “Registration Statement”) filed on March 10, 2026, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Rapport Therapeutics, Inc., a Delaware corporation (the “Company”), of an indeterminate amount of any combination of securities of the types specified therein. The Registration Statement automatically became effective on March 10, 2026. Reference is made to our opinion letter dated March 10, 2026 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement in respect of the Shares and Pre-Funded Warrants (the “Prospectus Supplement”) filed on October 30, 2026, by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) 9,761,905 shares (the “Primary Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) pre funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,190,476 shares of Common Stock (such shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”, and together with the Primary Shares, the “Shares”), in each case, covered by the Registration Statement. The Shares include an option granted to the underwriters of the offering to purchase up to 1,428,571 Shares. The Primary Shares and the Pre-Funded Warrants are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters in respect of the Shares and Pre-Funded Warrants (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law and the laws of New York.

Based on the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Rapport Therapeutics, Inc.

October 30, 2026

2.

The Pre-Funded Warrants have been duly authorized and executed by the Company and, when delivered and paid for in accordance with the terms of the Pre-Funded Warrants and Underwriting Agreement, will be valid and binding obligations of the Company.

3.	Assuming the Pre-Funded Warrant Shares were issued today in accordance with the terms of the Pre-Funded Warrants, they would be validly issued, fully paid, and non-assessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Current Report on Form 8-K its incorporation by reference in the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP